                                                                      Exhibit 99



Old Kent Thrift Plan

Financial Statements for the Years Ended
December 31, 2001 and 2000 and Supplemental
Schedule as of December 31, 2001
and Independent Auditors' Report for Inclusion in the Annual Report (Form 5500) to the Internal
Revenue Service

OLD KENT THRIFT PLAN

INDEX TO FINANCIAL STATEMENTS AND SUPPLEMENTAL SCHEDULE
FOR THE OLD KENT THRIFT PLAN
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                                             Page
INDEPENDENT AUDITORS' REPORT                                                                   1

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS                                                       2

FINANCIAL STATEMENTS:

   Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000            3

   Statements of Changes in Net Assets Available for Benefits for the Years Ended
     December 31, 2001 and 2000                                                                4

   Notes to Financial Statements for the Years Ended December 31, 2001 and 2000                5

SUPPLEMENTAL SCHEDULE

   Schedule H, Part IV, Line 4i -
     Schedule of Assets Held for Investment Purposes as of December 31, 2001                  10

SUPPLEMENTAL SCHEDULES OMITTED - The following supplemental schedules are omitted because of the absence of conditions under which they are required:

   Assets Acquired and Disposed Within the Plan Year

   Party-In-Interest Transactions

   Obligations in Default

   Leases in Default

   Reportable Transactions - Single Transactions

   Reportable Transactions - Series of Transactions


INDEPENDENT AUDITORS' REPORT

Fifth Third Bancorp and the Trustees of the Old Kent Thrift Plan:

We have audited the accompanying statement of net assets available for benefits of the Old Kent Thrift Plan (the "Plan") as of December 31, 2001, and the related statement of changes in net assets available for benefits for the year then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the 2001 financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2001, and the changes in its net assets available for benefits for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

Our audit was made for the purpose of forming an opinion on the basic 2001 financial statements taken as a whole. The supplemental schedule of assets held for investment purposes as of December 31, 2001, is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The schedule is the responsibility of the Plan's management. The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic 2001 financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic 2001 financial statements taken as a whole.

As discussed in Note 4, effective December 31, 2001, the Plan was merged into the Fifth Third Bancorp Master Profit Sharing Plan.



/s/  Deloitte & Touche LLP

Cincinnati, Ohio
June 21, 2002

This report is a copy of a previously issued Arthur Andersen LLP report which has not been reissued by Arthur Andersen LLP.


                    Report of Independent Public Accountants


To the Plan Administrator of the
Old Kent Thrift Plan:


We have audited the accompanying statements of net assets available for benefits of the OLD KENT THRIFT PLAN as of December 31, 2000 and 1999, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements and the schedule referred to below are the responsibility of the Plan's administrator. Our responsibility is to express an opinion on these financial statements and the schedule based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2000 and 1999, and the changes in its net assets available for benefits for the years then ended, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule of assets held for investment purposes is presented for the purpose of additional analysis and is not a required part of the basic financial statements but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.


/s/  Arthur Andersen LLP


Chicago, Illinois,
May 29, 2001.

OLD KENT THRIFT PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
AS OF DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------


ASSETS                                                                2001                2000
CASH                                                            $    864,552         $    511,292

INVESTMENTS, At fair value:

  Collective investment funds                                     64,719,294           81,992,935
  Mutual funds                                                    64,470,336           62,019,705
  Securities of employer                                         116,976,181          139,459,663
  Notes receivable from participants                               3,222,165            4,655,234
                                                                ------------         ------------
           Total investments                                     249,387,976          288,127,537
                                                                ------------         ------------

RECEIVABLES
   Sales of investments                                              425,543               -
   Accrued investment income                                         439,605               -
                                                                ------------         ------------
   Total assets                                                  251,117,676          288,638,829
                                                                ------------         ------------

LIABILITIES

   Other amount payable                                              176,907               -
   Amount payable to successor plan                              250,940,769               -
                                                                ------------         ------------
   Total liabilities                                             251,117,676               -
                                                                ------------         ------------

           Net assets available for benefits                    $     -              $288,638,829
                                                                ============         ============

See notes to financial statements.

OLD KENT THRIFT PLAN

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000
--------------------------------------------------------------------------------

                                                                              2001                2000
ADDITIONS
   Income from investments:

      Dividends                                                            $   2,322,010       $  3,545,606
      Interest                                                                 1,784,244          1,633,141
      Net appreciation (depreciation) in fair value of investments            (7,980,588)        25,667,957
                                                                           -------------       ------------
         Total income (loss) from investments, net                            (3,874,334)        30,846,704
                                                                           -------------       ------------


   Contributions from participants                                            19,383,406         22,498,758
   Contributions from employer                                                 5,985,572          6,407,314
                                                                           -------------       ------------
         Total contributions                                                  25,368,978         28,906,072
                                                                           -------------       ------------

DEDUCTIONS:

   Transfer of plan assets (to) from other plans (Note 4)                   (250,940,769)        11,272,761
   Benefits paid to participants, net of forfeitures                         (59,192,704)       (28,291,191)
                                                                           -------------       ------------
         Total deductions                                                   (310,133,473)       (17,018,430)
                                                                           -------------       ------------

INCREASE (DECREASE) IN NET ASSETS AVAILABLE
   FOR BENEFITS                                                             (288,638,829)        42,734,346

NET ASSETS AVAILABLE FOR BENEFITS, beginning of year                         288,638,829        245,904,483
                                                                           -------------       ------------

NET ASSETS AVAILABLE FOR BENEFITS, end of year                             $    -              $288,638,829
                                                                           =============       ============

See notes to financial statements.

OLD KENT THRIFT PLAN

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 2001 AND 2000

--------------------------------------------------------------------------------


1.   DESCRIPTION OF PLAN

     The following brief description of the Old Kent Thrift Plan (the "Plan") is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

     General - The Plan is a defined contribution plan which covers substantially all employees of Old Kent Financial Corporation (the "Employer" and "Plan Sponsor") and subsidiaries, a wholly-owned subsidiary of Fifth Third Bancorp (the "Trustee"). The Plan is a savings investment program which also provides for retirement benefits. The Plan is subject to the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"). The following brief description of the Plan is provided for informational purposes only. Participants should refer to the plan agreement for more complete information.

     Participation in the Plan is open to all employees (except temporary on-call, peak-time and leased employees) of the Employer that have adopted the Plan. Eligible employees who are 18 years of age and have completed thirty days of service are eligible to participate in the Plan immediately following such period.

     Funding and Vesting - Employees may make contributions ranging from 1% to 21% of their compensation, as defined in the Plan. The Employer may contribute amounts which equal up to 50% of the participants' contributions, not to exceed 3% of participants' compensation.

     The contributions are transferred on a pay-by-pay basis by the Employer to the Trustee. The contributions are invested as specified by the employee in the investment funds described below.

     Participants have a nonforfeitable right to their contributions and any earnings thereon, including earnings on employer matching contributions. Matching contributions by the Employer generally become vested after five years of service with the Employer.

     Individual accounts are maintained for each participant to reflect the participants' contributions, the employer contributions, and investment earnings. Investment earnings are allocated based on each participant's relative account balance within the respective fund. During their employment, employees may make withdrawals or borrow funds from their accounts, subject to the terms set forth in the Plan.

     Upon retirement, termination, death or disability, the employee's contributions and earnings and the vested portion of the related employer contributions and earnings will be distributed to the employee in a lump sum. Employees may elect to defer distribution if the vested portion exceeds $5,000.

     A participant forfeits any employer contributions in their account that are not vested on the date of request for withdrawal. Forfeited amounts are applied to reduce the amount of matching employer contributions.

     Each participant is entitled to exercise voting rights attributable to the Employer's common shares allocated to his or her account and is notified by the Trustee prior to the time that such rights are to be exercised. The Trustee is not permitted to vote any share for which instructions have not been given by a participant.

     Although not required to do so, all expenses of administering the Plan are paid by the Employer, with the exception of expenses incurred in connection with the purchase and sale of the Plan's investment securities which are offset against the income of the Plan.

     Benefits Payable - Benefits payable, consisting of amounts owed but not paid as of year end for payments to terminated employees, are not recorded as a liability within the financial statements. Benefits payable as of December 31, 2001 and 2000 were $90,316 and $0, respectively.

     Tax Status - The Plan obtained its latest determination letter dated October 4, 1995, in which the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The Plan has been amended since receiving the determination letter. However, the Plan Sponsor and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, they believe that the Plan was qualified and the related trust was tax-exempt as of the financial statement date.

     Investment Options per the Related Prospectus - Participating employees may elect to invest their contributions in the following investment funds:

          Fifth Third Balanced Collective Fund (previously Old Kent Balanced
          Fund) consists of high quality debt obligations, including money market instruments, and notes and bonds of domestic corporations, the United States Treasury and federal agencies and a number of stocks or securities convertible into common stocks.

          Fifth Third Global Equity Collective Fund (previously Old Kent Global Equity Fund) consists of a number of stocks or securities convertible into common stocks.

          Fifth Third Prime Money Market Fund consists of short-term securities of the United States Government or any agency thereof, prime grade commercial paper, certificates of deposit, commingled funds consisting of similar assets maintained by the Trustee, passbook savings accounts, money market mutual funds, time certificates, savings receipts, and other similar assets as the Trustee may determine at its discretion.

          Fifth Third Intermediate Bond Fund (previously Kent Intermediate Bond
          Fund) consists of high quality debt obligations with maturities less than 10 years, including money market instruments, and notes and bonds of domestic corporations, the United States Treasury and federal agencies.

          Fifth Third Equity Index Fund (previously Kent Index Equity Fund) consists of equity securities of companies which represent the industries comprising the S&P 500.

          Fifth Third Common Stock Fund (previously OKFC Common Stock Fund) consists of shares of common stock of Fifth Third Bancorp.

     Notes Receivable from Participants - Notes receivable from participants consist of the outstanding balances of participant loans. Participants may borrow from their fund accounts a minimum of $1,000 up to the lesser of $50,000 or 50% of nonforfeitable portion of their account balance. Each loan, by its terms, is required to be repaid within five years. Interest rates on loans originated during 2001 and 2000 were 5.0% to 9.5% and 8.5% to 9.5%, respectively. Principal and interest is paid by the participant through payroll deductions authorized by the participant. Participants cannot elect this as an investment option.

     Termination - Although it has not expressed any intent to do so, the Employer has the right under the Plan to discontinue its contributions at any time and to terminate the Plan. In the event of termination of the Plan, the accounts of each participant will become fully vested. Upon such termination and after payment of expenses, the participants will be entitled to receive the vested balances in their accounts.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The following are the significant accounting policies of the Plan:

     General - The financial statements of the Plan are presented on the accrual basis of accounting.

     Valuation of Investments - Investments are stated at their fair value based upon market quotes, where applicable. Investments for which a quote is not available are stated at fair value as determined by the Trustee.

     Expenses - Costs of administering the Plan are generally paid by the Plan Sponsor.

     Use of Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires the plan administrator to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results may differ from those estimates.

     The Plan invests in various securities, which may include U.S. Governmental securities, corporate debt instruments and corporate stocks. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the statements of net assets available for plan benefits.

     Reclassifications - Certain prior year amounts have been reclassified to conform to current year presentation.

3.   INVESTMENTS

     Investments representing more that five percent of net assets at December 31, 2001 and 2000 are as follows:


                                                                      2001              2000
       *   Old Kent Balanced Fund                                                   $ 24,790,413
       *   Old Kent Global Equity Fund                                                57,202,522
       *   Fifth Third Balanced Collective Fund                  $ 20,960,652
       *   Fifth Third Global Equity Collective Fund               43,758,642
       *   Kent Money Market Fund                                                     41,569,350
       *   Kent Index Equity Fund                                                     18,524,926
       *   Old Kent Financial Corporation Common Stock                               139,459,663
       *   Fifth Third Bancorp Common Stock                       116,976,181
       *   Fifth Third Prime Money Market Fund                     38,203,145
       *   Fifth Third Equity Index Fund                           20,615,332


     The following table represents the net appreciation (depreciation) in fair value of investments for the Plan for the years ended:


                                                                            December 31
                                                                --------------------------------
                                                                     2001              2000
       Securities of Employer                                     $ 3,842,343     $ 33,413,849
       Collective investment funds                                 (9,164,340)      (6,710,265)
       Mutual funds                                                (2,658,591)      (1,035,627)
                                                                  -----------     ------------
                                                                  $(7,980,588)    $ 25,667,957
                                                                  ===========     ============


4.   PLAN MERGERS

     Effective December 31, 2001, the Plan was merged into the Fifth Third Bancorp Master Profit Sharing Plan resulting in an amount payable to successor plan as of December 31, 2001 of $250,940,769.

     In July 1999, Old Kent Financial Corporation acquired Community First Savings Bank (CFSB). In accordance with the terms of the acquisition, on May 25, 2000, the assets of the CFSB Deferred Savings Plan and the Employee Stock Ownership Plan were transferred into the Plan.

     The participants' accounts for the plans referred to above are subject to the Plan's provisions as summarized in Note 1.


5.   PLAN AMENDMENTS

     Effective April 1, 2000, the maximum limitation on employee deferral contributions of 16% was increased to 21%.

     Effective January 5, 2000, compensation was defined as an Employee's W-2 wages as provided in Regulations under Code Section 415 plus Elective Deferrals and any amount that is excluded from gross income, reimbursements or other expense allowances, cash and noncash fringe benefits, moving expenses, deferred compensation in the year of deferral and at the time actually paid after a period of deferral, restricted stock values, restricted stock dividends, signing bonuses, stay bonuses, stock options, severance pay, supplemental contract pay and welfare benefits.

                                   * * * * * *

                                                                    SUPPLEMENTAL
                                                                        SCHEDULE

OLD KENT THRIFT PLAN

SCHEDULE H, PART IV, LINE 4i
ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2001
--------------------------------------------------------------------------------


                             Description                                          Number of
Identity of Issuer           of Investment                                       Units/Shares            Fair Value
*    Fifth Third Bancorp     Fifth Third Balanced Collective Fund                     1,186,228         $  20,960,652

                             Fifth Third Global Equity Collective Fund                2,246,337            43,758,642
                                                                                                       --------------
                                Total Collective Investment Funds                                          64,719,294
                                                                                                       --------------
                             Fifth Third Prime Money Market Fund                     38,203,145            38,203,145

                             Fifth Third Intermediate Bond Fund                         572,051             5,651,859

                             Fifth Third Equity Index Fund                              941,339            20,615,332
                                                                                                       --------------
                                Total Mutual Funds                                                         64,470,336
                                                                                                       --------------
                             Fifth Third Bancorp Common Stock                         1,907,324           116,976,181
                                                                                                       --------------
*    Notes receivable from participants                                         Interest rates              3,222,165
                                                                                                       --------------
                                                                                ranging from
                                                                                5.0% to 9.5%
     Total assets held for investment purposes                                                          $ 249,387,976
                                                                                                       ==============

*Indicates a party-in-interest.